Exhibit 10.7

Clearwater Paper Corporation

601 West Riverside Ave., Suite 1100

Spokane, WA 99201

December 27, 2010

Mr. David J. Morris

Cellu Tissue Holdings, Inc.

1855 Lockeway Dr., Suite 501

Alpharetta, GA 30004

Re: Separation Agreement

Dear David:

This letter constitutes the agreement (“Agreement”) between you and Clearwater Paper Corporation, including any and all of its past and present affiliated companies (including, but not limited to, Cellu Tissue Holdings, Inc.), divisions, subdivisions, parent companies, successors, assigns, officers, directors, employees and contractors (collectively referred to hereinafter as “Clearwater Paper” or “Company”), with respect to your release and waiver of claims against Clearwater Paper. This Agreement is entered into in connection with your termination of employment with Cellu Tissue Holdings, Inc. (“Cellu Tissue”) on December 27, 2010, in connection with the closing of the transaction outlined in the Agreement and Plan of Merger by and among Clearwater Paper Corporation, Sand Dollar Acquisition Corporation and Cellu Tissue, dated as of September 15, 2010.

PLEASE READ THIS AGREEMENT CAREFULLY

Should you agree to the terms and conditions set forth herein, please sign this Agreement and return it to me. You are afforded at least twenty-one (21) days from the date of your receipt of this letter to consider this Agreement. This should provide you with adequate time to review the terms and conditions of this Agreement and to consult with an attorney, which you are hereby advised to do. If you determine that you do not need the entire twenty-one (21) days to consider the Agreement, you may sign this Agreement and return it to me before the end of the 21-day period, but you should not sign and return this Agreement earlier than December 27, 2010. Upon your execution of this Agreement, you will have seven (7) days from the date of your signature to revoke the Agreement (“Revocation Period”). The provisions of this Agreement will not take effect until after the seven (7) day period has expired. Any revocation must be received by me in writing no later than the close of business on the seventh day. Thereafter, this Agreement is final and may not be revoked or modified.

1. SEVERANCE BENEFITS AND OTHER CONSIDERATION. Under Section 5(e) of your Employment Agreement with Cellu Tissue, dated August 6, 2007, and subsequently amended on January 18, 2010, September 15, 2010 and November 18, 2010 (the “Employment Agreement”), you are entitled to receive certain severance benefits (the “Severance Benefits”) upon your termination of employment with Cellu Tissue for Good Reason (as such term is defined in Section 5(e) of your Employment Agreement). Clearwater Paper will treat your resignation as of December 27, 2010 as satisfying all of the requirements for a resignation for Good Reason under your Employment Agreement.

As provided under Section 5(e) of your Employment Agreement, payment of the Severance Benefits is conditioned on your execution and delivery of this Agreement, such that the Agreement becomes irrevocable (as described above) before the end of the sixty (60) day period which starts on the date of your termination from employment. This means that you will need to sign and deliver this Agreement no later than February 17, 2011, and not revoke this Agreement during the Revocation Period, in order to receive the Severance Benefits.

You understand that your failure to execute and deliver this Agreement to me by February 17, 2011, or your revocation of this Agreement during the Revocation Period, will completely release and discharge Clearwater Paper from any and all obligations to provide the Severance Benefits.

2. ADEQUATE CONSIDERATION. You agree that the Severance Benefits are adequate and valid consideration for your promises and the releases contained in this Agreement, and that no further payments or benefits are due you except those otherwise provided for under the Employment Agreement.

3. RELEASE AND WAIVER. In consideration of the Severance Benefits, you agree, except as may be necessary to enforce the provisions of the Employment Agreement, not to make any claims of any kind against Clearwater Paper, before any agency, court of other forum and to release Clearwater Paper, from any claim, known or unknown, arising in any way from any actions taken by Clearwater Paper up to the date of the signing of this Agreement including, without limitation, any claim for wrongful discharge, breach of contract or other common law claims, or any claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the Civil Rights Act of 1964, as amended, the Workers Adjustment and Retraining Notification Act of 1988, the Connecticut Fair Employment Practices Act, or any other federal, state, or local statute or regulation dealing with discrimination on any bases, including sex, race, national origin, marital status, religion, disability, sexual orientation, or age, and any claims for attorney’s fees, expenses or costs. This paragraph does not restrict your right to file a charge of discrimination with the EEOC or to assist the EEOC in any investigation, however, by executing this Agreement, you waive any right that you may have to receive of any monetary award resulting from any action brought against Clearwater Paper by the EEOC or any other agency, person or entity and you expressly waive any right to bring a lawsuit or other action in your name.

THIS MEANS THAT, BY SIGNING THIS AGREEMENT, YOU WAIVE ANY AND ALL RIGHTS YOU MAY HAVE TO BRING A LAWSUIT OR MAKE ANY CLAIM OF ANY KIND WHATSOEVER AGAINST CLEARWATER PAPER, OR ITS PAST AND PRESENT, AFFILIATES, DIVISIONS, SUBDIVISIONS, TRUSTEES, OFFICIALS, OFFICERS, DIRECTORS, AGENTS, CONTRACTORS, ATTORNEYS OR EMPLOYEES, PERSONALLY OR IN THEIR OFFICIAL CAPACITY, BASED ON ANY ACTION, EVENT OR CONDUCT OCCURRING PRIOR TO THE DATE OF YOUR SIGNING OF THIS AGREEMENT.

Further, this Agreement shall inure to the benefit of and be binding upon you, your heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of and be binding upon Clearwater Paper, it successors and assigns.

4. CONFIDENTIALITY; INTELLECTUAL PROPERTY; RESTRICTED ACTIVITIES. In consideration of the Severance Benefits, you also agree that the terms, provisions and restrictions set forth in Sections 7, 8, 9 and 10 of the Employment Agreement survive the termination of the Employment Agreement, and are incorporated into this Agreement as though fully set forth herein and remain fully enforceable by the Company.

5. NO MODIFICATION WITHOUT WRITING. The terms of this Agreement cannot be changed or modified in any respect except in writing signed by you and Clearwater Paper.

6. FULL AND ENTIRE AGREEMENT. This Agreement and the Employment Agreement represent the full and entire agreement between you and Clearwater Paper regarding the subject matter hereof, and supersede all prior understandings, agreements and obligations between you and Clearwater Paper. In the event that any provision of this Agreement is held to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

7. SURRENDER OF MATERIALS. You acknowledge that you have returned all Clearwater Paper related reports, files, memoranda, notes, records, and other documents (whether stored electronically or otherwise) as well as door and file keys, and any other property that you received or prepared or helped to prepare in connection with your employment. You also agree that your expense account and use of Company credit and telephone cards will cease immediately and you will promptly return such cards or other similar Company property in your possession and submit your final expense account, including an accounting for any advances. You further acknowledge that you have not and will not retain any copies or excerpts of the materials described above, and that you will not attempt to retrieve or recreate any of the materials described above after the termination of your employment.

8. RELATIONSHIP WITH CLEARWATER PAPER. You acknowledge that you have no right to rehire into any job with Clearwater Paper at any time in the future. You also agree that this Agreement is sufficient reason for Clearwater Paper to reject any application you might make for future employment.

9. FURTHER ACKNOWLEDGMENT. You acknowledge that you have read this Agreement carefully, and fully understand its terms. You have been advised to seek counsel and have had an opportunity to do so and you are executing this Agreement knowingly and voluntarily. You fully understand that by signing this Agreement, you waive all claims of any kind whatsoever against Clearwater Paper, whether known or unknown, asserted or unasserted, suspected or unsuspected, including all claims for attorneys’ fees, and expenses based upon any actions taken by Clearwater Paper up to the date of the signing of this Agreement.

Remainder of Page Left Intentionally Blank

If you agree with the terms and conditions as set forth herein, you must sign this Agreement in the space provided below and return the original to me. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

Sincerely,

/s/ Thomas H. Carter

Thomas H. Carter
Vice President, Human Resources

Voluntarily accepted and agreed to on this, the      of             , 20    .

David J. Morris